Exhibit 2(N)(i)

[DECHERT LLP LETTERHEAD]

April 14, 2008

ING Senior Income Fund

7337 East Doubletree Ranch Road

Scottsdale, Arizona  85258-2034

Re:            ING Senior Income Fund
(Investment Company Act File No. 811-10223)

Dear Ladies and Gentleman:

We hereby consent to all references to our firm in the Registration Statement under the Securities Act of 1933, as amended and Amendment No. 26 under the Investment Company Act of 1940, as amended of ING Senior Income Fund.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Karl Paulson Egbert